EXHIBIT 99.1

CMS Bancorp, Inc. Announces September 30, 2010 Fiscal Year Results

WHITE PLAINS, N.Y., Nov. 15, 2010 (GLOBE NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB) (the "Company"), the parent of Community Mutual Savings Bank (the "Bank"), announced results for the fiscal year ended September 30, 2010, which reflect net income of $166,000, or $.10 per share, in 2010, compared to a net loss of $439,000, or $0.25 per share, in 2009.

President and CEO John Ritacco stated that "we continue to make strides in our journey to enhance the culture, operating performance and future direction of Community Mutual Savings Bank. The Company has continued to grow and prosper over the past several years, despite the very difficult credit and banking environment. We have experienced substantial growth in our net interest income, which rose by $1.3 million, or 19.9% in 2010 compared to 2009. Net interest income was $7.7 million in 2010 versus $6.4 million in 2009."

Commenting on the increase in net interest income, Mr. Ritacco reported that "while the historically low interest rate environment has led to a record level of prepayments in the one-to-four-family mortgage portfolio totaling $19.1 million in 2010, we did experience net loan growth of $9.8 million in our loan portfolio during the year. The growth was principally in the non-residential real estate mortgage, multi-family and secured commercial loan portfolio which has been a key strategic focus of the Bank. These new loans, along with reduced interest costs contributed to the overall improvement in interest rate spreads from 2.63% in 2009 to 3.10% in 2010."

The Company reported that the allowance for loan losses as of September 30, 2010 was $1,114,000, up from $749,000 a year ago and represents 0.62% and 0.44% of loans outstanding, respectively.  Commenting on these results, Stephen E. Dowd, Senior Vice President and Chief Financial Officer stated that "despite a weak national economy and its effect in our primary market area, the Bank did not experience any material shift in the loan portfolio, loss experience, or other factors affecting the Bank, other than the planned growth in non-residential real estate and commercial loans. For the fiscal years ending September 30, 2010 and 2009, $366,000 and $230,000, respectively, was added to the allowance for loan losses, due, in part, to the slow economic growth trends, a continuation of high unemployment, continued pressure on local real estate values, additions to the non-residential loan portfolio and a modest increase in our portfolio delinquencies. As of September 30, 2010, the Company had $2.4 million of non-performing loans (1.36% of loans outstanding), most of which are in process of foreclosure, and are considered impaired and have been placed on non-accrual status."

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations.  Readers should not place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to the Company include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) changes in conditions in the real estate market or the local economy; (iii) competition among providers of financial services; (iv) changes in the quality or composition of loan and investment portfolios of the Bank; (v) changes in accounting and regulatory guidance applicable to banks; and (vi) price levels and conditions in the public securities markets generally. These factors could affect the Company's financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither the Company nor the Bank undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited, In thousands)

	September 30,	September 30,
	2010	2009
ASSETS
Cash and cash equivalents	$3,434	$7,304
Securities	56,336	58,643
Loans, net	179,066	169,293
Other assets	8,549	7,924
Total assets	$247,385	$243,164

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$188,306	$184,387
Borrowed money	34,578	34,726
Other liabilities	2,745	3,138
Total Liabilities	225,629	222,251
Stockholders' equity	21,756	20,913
Total liabilities and stockholders' equity	$247,385	$243,164

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, In thousands, except per share data)

	Years Ended
	September 30,
	2010	2009

Interest income	$11,426	$11,405
Interest expense	3,764	5,013
Net interest income	7,662	6,392
Provision for loan losses	366	230
Net interest income after provision for loan losses	7,296	6,162
Non-interest income	1,029	498
Non-interest expense	8,020	7,328
Income (loss) before income taxes	305	(668)
Income tax expense (benefit)	139	(229)
Net income (loss)	$166	$(439)
Net income (loss) per common share	$0.10	$(0.25)
CONTACT: CMS Bancorp, Inc.
         Stephen E. Dowd, Senior Vice President & Chief
          Financial Officer
         914-422-2700